UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 6, 2018
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INSEEGO CORP.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	000-31659	81-3377646
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer identification number)
9605 Scranton Road, Suite 300
San Diego, California 92121
(Address of principal executive offices) (Zip Code)
(858) 812-3400
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Dan Mondor Change in Control and Severance Agreement
On June 6, 2018, the Company entered into an amended and restated executive change in control and severance agreement with Dan Mondor, President and Chief Executive Officer of the Company (the “Amended and Restated Severance Agreement”), pursuant to which Mr. Mondor’s existing employment terms were, among other things, amended as described below.
In the event of a Covered Termination during a Change in Control Period or in Contemplation of a Change in Control that actually occurs (each as defined in the Amended and Restated Severance Agreement), Mr. Mondor will, subject to certain conditions including the execution of a general release, be entitled to receive severance in an amount equal to the sum of 18 months of his then-current annual base salary, plus an amount equal to 12 months of his then-current annual target bonus opportunity. In addition, all of Mr. Mondor’s outstanding equity awards will automatically become vested and, if applicable, exercisable, and Mr. Mondor and his covered dependents will be entitled to certain healthcare benefits for a period of up to 18 months.
In the event of a Covered Termination other than during a Change in Control Period, Mr. Mondor will, subject to certain conditions including the execution of a general release, be entitled to receive severance in an amount equal to the sum of 18 months (if terminated within the Initial Term, as defined in the Amended and Restated Severance Agreement) or 12 months (if terminated between the expiration of the Initial Term and the End of the Term, as defined in the Amended and Restated Severance Agreement) of his then-current annual base salary, plus a lump-sum bonus payment equal to the pro-rated portion of the target bonus in the year of termination based on actual achievement of corporate performance goals and assumed full achievement of any individual performance goals. In addition, all of Mr. Mondor’s outstanding equity awards will automatically become vested and, if applicable, exercisable, and Mr. Mondor and his covered dependents will be entitled to certain healthcare benefits for a period of up to 18 months.
In connection with the execution of the Amended and Restated Severance Agreement, Mr. Mondor’s cash salary will be increased to $550,000 per year, with an annual target bonus equal to 65% of such base salary (subject to achievement of certain performance goals to be established by the Compensation Committee (the “Committee”) of the Board of Directors of the Company), as well as the potential to receive an aggregate annual bonus of up to 130% of such base salary (subject to achievement of certain “stretch goals” to be established by the Committee in its sole discretion).
Also in connection with the execution of the Amended and Restated Severance Agreement and pursuant to the Company’s 2009 Omnibus Incentive Compensation Plan, as amended, Mr. Mondor has been granted options to purchase up to 1,250,000 shares of the Company’s common stock with a per share exercise price of $2.00, the closing price of the Company’s common stock on the date of the grant, and a three-year vesting period. One-third of the stock options vest on the first anniversary of the grant date. The remaining two-thirds of the stock options vest ratably on a monthly basis over the following two years, such that the award shall be fully vested on the three year anniversary of the grant date. Unless otherwise provided in the Amended and Restated Severance Agreement, the vesting of such equity award will be subject to Mr. Mondor’s continued employment with the Company through each such applicable vesting date.
The foregoing description of the Amended and Restated Severance Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated herein by reference.
Amendment to 2009 Omnibus Incentive Compensation Plan
On June 6, 2018 the Company amended its 2009 Omnibus Incentive Compensation Plan, as amended (the “2009 Incentive Plan”) to eliminate the per-participant calendar year grant limit of 1,000,000 Shares that can be subject to Option Rights and Appreciation Rights in the aggregate (each as defined in the 2009 Incentive Plan).

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits.

10.1*	Change in Control and Severance Agreement, dated June 6, 2018, by and between the Company and Dan Mondor.

10.2	Amendment to Inseego Corp. 2009 Omnibus Incentive Compensation Plan, effective June 6, 2018.
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*	Certain exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inseego Corp.

By:	/s/ Dennis Calderon
Dennis Calderon
Vice President, Legal Affairs and Corporate Secretary

Date: June 8, 2018